EXHIBIT 99.1

Gryphon Gold Closes C$1.3M Private Placement

January 21, 2011: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) announced today that it has closed its Private Placement announced January 5, 2011. Gryphon has issued 6,500,000 units at a price of C$0.20 per unit for gross aggregate proceeds of C$1,300,000.

Each unit consists of one share of common stock and one half (1/2) of one full purchase warrant. The two year warrants are exercisable at a price of US$0.30 per share. The Units were offered for sale directly by Gryphon Gold.  Gryphon has paid qualified registered dealers cash commissions in the aggregate amount of C$69,161 in connection with the Private Placement. The proceeds will be applied to fund the continuation of Gryphon Gold’s exploration and development program and for general corporate purposes.

The Units, including the common stock and warrants, and shares underlying the warrants (the “Securities”) have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States and may not be offered or sold in the United States absent such registration or an available exemption from such registration requirements.  The Securities are not currently qualified by prospectus under the securities laws of Canada and may not be sold in Canada absent an exemption from applicable prospectus requirements.  The Securities are subject to resale restrictions under applicable securities laws. In connection with this private placement, Gryphon Gold granted registration rights to each of the investors and will use commercially reasonable efforts to prepare and file with the SEC, within 120 days hereof, a registration statement under the Securities Act, and to use commercially reasonable efforts to cause such registration statement to be declared effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

After giving effect to the closing of this private placement the Company has 96.4 million shares outstanding.

On Behalf of the Board of Directors of Gryphon Gold Corporation

John L. Key, CEO
Ph: 775 883-1456
jkey@gryphongold.com

Lisanna Lewis, Vice President, Treasurer
Ph: 604 261-2229
llewis@gryphongold.com

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to use of proceeds from the Private Placemen tand the Company’s plans, projections, estimates and expectations. Such forward-looking statements and forward-looking information reflect our current views and are subject to certain assumptions, including that net proceeds of the private placement will be sufficient to address Gryphon Gold’s current working capital requirements, and certain risks and uncertainties, including the risk that the private placement may not be completed, and those risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on November 13, 2010, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com).  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.